Consent of Independent Auditors




The Board of Trustees
Oppenheimer Capital Preservation Fund:

We consent to the use in this Registration Statement of Oppenheimer Capital Preservation Fund of our report dated November 19, 1999.




/s/ KPMG LLP
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KPMG LLP

Denver, Colorado
January 20, 2000


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